Exhibit 10.5

ARRIS GROUP, INC.

2004 STOCK INCENTIVE PLAN

(As amended through January 4, 2016)

1. Purpose and Effective Date. ARRIS Group, Inc. (the “Company”) has established this 2004 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the 2004 Incentive Plan shall be the date it is approved by the stockholders of the Company. This plan shall expire in its entirety ten (10) years from the date the plan is approved by stockholders (the “Effective Date”). This Plan will serve as the successor to the Company’s existing Stock Incentive Plans, (the “Predecessor Plans”). All shares available for grant under the Predecessor Plans shall be cancelled on the Effective Date. Only those shares subject to outstanding stock awards under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. All outstanding awards under the Predecessor Plans as of the Effective Date will remain outstanding awards under the applicable Predecessor Plan. Each such outstanding award will continue to be governed by the express terms and conditions of the agreements evidencing such award. No provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards under Predecessor Plans with respect to their acquisition of shares of the Company’s common stock (“Common Stock”) thereunder. (In 2013, the Plan was assumed by Arris Holdco, Inc. when a subsidiary of Arris Holdco, Inc. merged with and into Arris Group, Inc. Arris Holdco, Inc. changed its name to Arris Group, Inc. In 2015, Arris International plc (“Arris International”) assumed the Plan when a subsidiary of Arris International merged with and into Arris Group, Inc. The Plan was amended and restated in connection with this final transaction.)

2. Administration. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company’s Board of Directors or such other Board committee as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the 2004 Incentive Plan, and the Committee’s interpretations of the 2004 Incentive Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the 2004 Incentive Plan.

3. Shares Subject to Plan. A total of 6,000,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the 2004 Incentive Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the 2004 Incentive Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the 2004 Incentive Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the 2004 Incentive Plan. Shares tendered (either actually or through attestation) to pay the option exercise price and shares withheld for the payment of withholding taxes return to the share reserve and shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition do not reduce the share reserve. Shares subject to outstanding option grants under the Predecessor Plans that are forfeited, cancelled, or expire unexercised; shares tendered (either actually or through attestation) to pay the option exercise price of such outstanding awards; and shares withheld for the payment of withholding taxes associated with such outstanding awards return to the share reserve of the Predecessor Plan and shall be available again for issuance under the Predecessor Plan. The number of Shares covered by or specified in the 2004 Incentive Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. Eligibility. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the 2004 Incentive Plan by the Committee. The Committee may condition eligibility under the 2004 Incentive Plan or participation under the 2004 Incentive Plan, and any grant or exercise of an incentive award under the 2004 Incentive Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.

5. Awards. The Committee may grant awards under the 2004 Incentive Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a) All awards granted under the 2004 Incentive Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the 2004 Incentive Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the

Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c) No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(e) When issuing performance shares or units, performance measures may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance goals may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary nonrecurring items.

(f) All awards may be settled in cash, shares or deferred delivery.

(g) Shares granted from the plan may be used as a form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

6. Amendment of the Plan. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the 2004 Incentive Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the 2004 Incentive Plan, change the provisions of Section 5 above, or expand those eligible for grants under the 2004 Incentive Plan.

7. ARRIS International Shares. Notwithstanding any other rule of this Plan, with effect from the time that Arris International has acquired the issued and to be issued share capital of Arris Group, Inc. and Pace plc, references in the Plan and the related award documents to Shares shall be read as references to ordinary shares of Arris International plc (“Arris Shares”), Arris International agrees to perform the obligations of the Company under the Plan and the related award documents, and the following provisions shall apply:

(a) where Arris Shares are to be issued directly to a participant and no amount (or less than the nominal value per share) is to be paid by a participant, where required by any applicable law, this may be done using such mechanism involving a third party as the

Committee considers necessary or by the Company paying (or procuring payment of) a bonus to the participant in respect of the nominal value of each share or, with the participant’s agreement, using such amount to pay up nominal value or by capitalizing reserves in accordance with the articles of association; and

(b) where a Tax Liability arises (or would arise) for any member of the Company’s group in respect of an award, as a condition of vesting or exercise of an award a participant must either:

(i) make a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or

(ii) enter into arrangements acceptable to that company to secure that such payment is made (whether by surrender of shares, cancellation of part of an award, the sale of shares or otherwise).

For these purposes, “Tax Liability” shall mean any amount of federal, state or local tax and/or employees’ social security (or similar) contributions which any member of the Company’s group becomes liable to pay on the participant’s behalf to the revenue authorities in any jurisdiction.

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